PROSPECTUS Dated May 18, 2000                        Pricing Supplement No. 3 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-34392
Dated May 19, 2000                                            Dated May 25, 2000
                                                                  Rule 424(b)(3)

                        Morgan Stanley Dean Witter & Co.
                       GLOBAL MEDIUM-TERM NOTES, SERIES E
                  Euro Fixed Rate Senior Bearer Notes Due 2010
                           ---------------------------



     We may not redeem these Global Medium-Term Notes, Series E (Senior Euro Fixed Rate Notes Due 2010) prior to the maturity date other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

     We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

     We describe the basic features of this type of note in the section called "Description of Notes--Fixed Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.


Principal Amount:                  JPY 2,000,000,000

Maturity Date:                     June 1, 2010

Settlement Date
  (Original Issue Date):           May 31, 2000

Interest Accrual Date:             May 31, 2000

Issue Price:                       100.00%

Specified Currency:                Japanese Yen
                                   ("JPY")

Redemption Percentage
   at Maturity:                    100%

Initial Redemption
   Percentage:                     N/A

Annual Redemption
   Percentage Reduction:           N/A

Optional Repayment
   Date(s):                        N/A

Interest Rate:                     1.955% per annum; provided
                                   that JPY 5,430 per JPY
                                   100,000,000 principal amount
                                   of the notes shall be payable
                                   for the period from and
                                   including May 31, 2000 to but
                                   excluding June 1, 2000.

Maximum Interest Rate:             N/A

Minimum Interest Rate:             N/A

Interest Payment Dates:            Each June 1, commencing June 1, 2000

Interest Payment Period:           Annual

Denominations:                     JPY 100,000,000

Business Day:                      Tokyo, New York and London

Common Code:                       011231403

ISIN:                              XS0112314033

Other Provisions:                  N/A

Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                           MORGAN STANLEY DEAN WITTER